Exhibit 10.2

June 29, 2015

Geoff Walker

Dear Geoff,

Mattel Sales Corporation (the “Company”) is pleased to extend you an offer for the position of Executive Vice President Commercial – North America at the Business Unit Leadership job level located at Company Headquarters in El Segundo, California, and to outline the terms surrounding your transfer effective June 8, 2015.

SALARY

Your annualized base salary will remain at $530,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

BONUS – MATTEL INCENTIVE PLAN

You will continue to be eligible to participate in the Mattel Incentive Plan (MIP) at a target of 70% and a maximum of 140%.

LONG-TERM INCENTIVE PROGRAM

You will continue to be eligible to participate in the 2014 – 2016 Long-Term Incentive Program (LTIP) at a target of $1,000,000.

SPECIAL MOBILITY BONUS

You will receive a special mobility bonus in the amount of $200,000, less applicable federal and state taxes and other required withholdings, to assist with your relocation to Company Headquarters in El Segundo, California, to be paid within 30 days of your transfer date.

With respect to this special mobility bonus, if within two years of your transfer date, you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined below, you will be required to repay this amount in full within 30 days of your termination date.

SPECIAL HOME SALE ASSISTANCE

If a loss is incurred on the sale of your home in Buffalo, New York, you will receive reimbursement of up to $200,000, less applicable federal and state taxes and other required withholdings.

With respect to this special home sale assistance, if within two years of the payment date, you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined below, you will be required to repay this amount in full within 30 days of your termination date.

RELOCATION ASSISTANCE

The Company will provide services to assist you with your move to your work location in El Segundo, California. These services may include travel, temporary accommodations, shipment of household goods, expense reimbursement, etc., in accordance with the Mattel Relocation Program. (Summary is attached).

With respect to relocation services, if within one year of your relocation date, you choose to voluntarily terminate your employment with the Company, or you are discharged for “cause” as defined below, you agree to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

For purposes of the repayment of relocation expenses, special mobility bonus, special home sale assistance, and without altering the at-will employment offered by the Company, “cause” shall mean the Company’s good faith belief that you: (i) neglected significant duties you were required to perform or violated a material Company policy, rule or guideline; (ii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (iv) willfully failed to obey a lawful direction of the Board or the Company.

STOCK – ANNUAL EQUITY GRANT

You will continue to be eligible to receive an annual equity grant. Typically, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Compensation Committee of the Board of Directors for approval. Currently, the Company’s equity portfolio approach encompasses two grants: RSUs and stock options.

CAR ALLOWANCE

As an executive, you will continue to be eligible to receive a monthly automobile allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings, upon the end of any rental car use. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

DEFERRED COMPENSATION

As a U.S. executive, you will continue to be eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, with various investment and payment options available.

FINANCIAL COUNSELING

As a senior executive, you will continue to be eligible to receive financial counseling services from The Ayco Company paid for by Mattel, subject to imputed income and tax, or alternatively, you may elect to receive reimbursement from Mattel of up to $10,000 per year, less applicable taxes, for financial counseling services through a company of your choice.

STOCK OWNERSHIP

As a Business Unit Leadership level executive, you will continue to be subject to stock ownership guidelines established as a multiple of base salary. Your stock ownership requirement is two times your base salary. You will have until December 31, 2018 to attain your targeted level of ownership.

HEALTH & WELFARE

You will continue to participate in Mattel’s benefit programs.

VACATION

As an executive, you may continue to take an appropriate amount of paid vacation, subject to the needs of the business and management’s discretion. You do not have a specified vacation award, and therefore vacation tracking in Mattel’s E-Time system is not necessary. For leaves of absence, different practices apply.

GENERAL INFORMATION

This offer letter is only a summary of your compensation and benefits. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision.

This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with cause.” By signing below, you agree to indemnify the Company against any claims that may be brought against the Company relating to any allegation that you violated any contract or arrangement between you and such third party.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by the Chief Human Resources Officer or Chief Executive Officer of Mattel, Inc.

Also, please note that as an executive of the Company, and an officer, you will continue to be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Geoff, we are sincerely pleased to provide you with this letter detailing the terms of this new assignment and look forward to a mutually beneficial arrangement. Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records. If I can answer any questions, please do not hesitate to call me.

Sincerely,

/s/ Alan Kaye

Alan Kaye

Executive Vice President and Chief Human Resources Officer

Agreed and accepted:

/s/ Geoff Walker	8 -5-15
Geoff Walker	Date